EXHIBIT 4.1

ZAP
AMENDED AND RESTATED
2006 INCENTIVE STOCK PLAN

1. Purpose. The purpose of this 2006 Incentive Stock Plan (this “Plan”) is to assist ZAP, a California corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value. This Plan is intended to qualify certain compensation awarded under this Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Plan Administrator (as hereafter defined).

2. Definitions. For purposes of this Plan, the following terms shall be defined as set forth below, in addition to such terms defined in this Plan.

(a) “2002 Plan” means the ZAP 2002 Incentive Stock Plan that was adopted by the Company and to which 10,000,000 Shares of Stock are subject.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules and regulations of any stock exchange upon which the Stock is listed and the applicable laws of any foreign country or jurisdiction where Awards are granted under this Plan.

(c) “Award” means any award granted pursuant to the terms of this Plan including, an Option, Stock Appreciation Right, Restricted Stock, Warrant, Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under this Plan.

(d) “Award Agreement” means the written agreement evidencing an Award granted under this Plan.

(e) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Plan Administrator to receive the benefits specified under this Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(f) “Beneficial Owner,” “Beneficially Owning” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(g) “Board” means the Company’s Board of Directors.

(h) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement, such term shall mean: (i) the failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner; (ii) any material violation or material breach by the Participant of his or her employment, consulting or other similar agreement with the Company (or a Related Entity), if any; (iii) any violation or breach by the Participant of any confidential information and invention assignment, non-competition, non-solicitation, non-

disclosure and/or other similar agreement with the Company or a Related Entity, if any; (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity); (v) any material violation or breach by the Participant of the Company’s or a Related Entity’s policy for employee conduct, if any; (vi) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance; or (vii) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination of the Plan Administrator of whether the Participant’s Continuous Service has been terminated for “Cause” shall be final and binding on all parties and for all purposes hereunder.

(i) “Change in Control” means and shall be deemed to have occurred on the earliest of the following dates: (i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”); (ii) the consummation of a merger, consolidation, reorganization or similar transaction other than a transaction (A) in which substantially all of the holders of Company’s Voting Stock hold or receive directly or indirectly fifty percent or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction or (B) in which the holders of Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company); (iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, fifty percent or more of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or (iv) individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board. For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions, and terms used in this definition but not defined are used as defined in this Plan. The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(k) “Committee” means a committee designated by the Board to administer this Plan with respect to at least a group of Employees, Directors or Consultants.

(l) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render services to the Company or such Related Entity.

(m) “Continuous Service” means uninterrupted provision of services to the Company or any Related Entity in the capacity as either an officer, Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of: (i) any approved leave of absence; (ii) transfers among the Company, any Related Entities, or any successor entities, in the capacity as either an officer, Employee, Director, Consultant or other service provider; or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in the capacity as either an officer, Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(n) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale, lease, exclusive license or other disposition of a significant portion of the consolidated assets of the Company and its Subsidiaries, as determined by the Board in its discretion; (ii) a sale or other disposition of more than twenty percent of the outstanding securities of the Company; or (iii) a merger, consolidation, reorganization or similar transaction, whether or not the Company is the surviving corporation.

(o) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 7 of this Plan.

(p) “Director” means a member of the Board or the board of directors of any Related Entity.

(q) “Disability” means a permanent and total disability (within the meaning of Code Section 22(e)), as determined by a medical doctor satisfactory to the Plan Administrator.

(r) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(s) “Effective Date” means the effective date of this Plan, which shall be the date this Plan is adopted by the Board, subject to the subsequent approval of the shareholders of the Company.

(t) “Eligible Person” means each officer, Director, Employee or Consultant who provides services to the Company or any Related Entity. The foregoing notwithstanding, only common law employees of the Company, the Parent, or any Subsidiary shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in this Plan.

(u) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(w) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Plan Administrator, or under procedures established by the Plan Administrator. Unless otherwise determined by the Plan Administrator, the Fair Market Value of a Share as of any given date, after which the Stock is publicly traded on a stock exchange or market, shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which the Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(x) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning (or the same meaning as “good reason” or “for good reason”) set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement, such term shall mean: (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company or a Related Entity, or any other action by the Company (or a Related Entity) that results in a material diminution in such duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith, and that is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (ii) any material failure by the Company (or a Related Entity) to comply with its material obligations to the Participant as agreed upon (other than an isolated, insubstantial and inadvertent failure not occurring in bad faith) that is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (iii) the Company’s (or Related Entity’s) requiring the Participant to be based at any office or location more than one hundred miles from the location of employment immediately prior to such relocation, except for travel reasonably required in the performance of the Participant’s responsibilities; (iv) any purported termination by the Company

(or a Related Entity) of the Participant’s Continuous Service otherwise than for Cause (as defined in Section 2(h)), death, or by reason of the Participant’s Disability (as defined in Section 2(q)); or (v) any reduction in the Participant’s base salary.

(y) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto.

(z) “Non-Qualified Stock Option” means any Option that is not intended to be designated as an Incentive Stock Option.

(aa) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(bb) “Option Expiration Date” means the date of expiration of the Option’s maximum term as set forth in the Award Agreement evidencing such Option.

(cc) “Other Stock-Based Awards” means Awards granted to a Participant pursuant to Section 6(i) hereof.

(dd) “Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing fifty percent or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(ee) “Participant” means a person who has been granted an Award under this Plan that remains outstanding, including a person who is no longer an Eligible Person.

(ff) “Performance Award” means a right, granted to an Eligible Person under Section 6(h) and, if applicable, Section 7 hereof, to receive Awards based upon performance criteria specified by the Plan Administrator.

(gg) “Performance Period” means that period of time established by the Plan Administrator at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Plan Administrator with respect to such Award are to be measured.

(hh) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 12(d) thereof.

(ii) “Plan Administrator” means the Board or any Committee delegated by the Board to administer this Plan. There may be different Plan Administrators with respect to different groups of Eligible Persons.

(jj) “Related Entity” means any Subsidiary and any business, corporation, partnership, limited partnership, limited liability company or other entity designated by the Plan Administrator in which the Company, a Parent or a Subsidiary, directly or indirectly, holds a substantial ownership interest.

(kk) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions, including a risk of forfeiture.

(ll) “Rule 16b-3” and “Rule 16a-1(c)(3)” means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to this Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(mm) “Section 260.140.45” means Section 260.140.45 of Title 10 of the California Code of Regulations.

(nn) “Share” or “Shares” mean one or more shares of Stock, and one or more shares of such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c) hereof.

(oo) “Stock” means the Company’s common stock, and such other securities as may be substituted (or resubstituted) for the Company’s common stock pursuant to Section 10(c) hereof.

(pp) “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 6(c) hereof.

(qq) “Stock Unit” means a right, granted to a Participant pursuant to Section 6(e) hereof, to receive Shares, cash or a combination thereof at the end of a specified period of time.

(rr) “Subsidiary” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Administration.

(a) Administration by Board. The Board shall administer this Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(b).

(b) Delegation to Committee.

(i) General. The Board may delegate administration of this Plan to a Committee or Committees, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of this Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of this Plan.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the discretion of the Board, the Committee may consist solely of two or more “Outside Directors”, in accordance with Code Section 162(m), and/or solely of two or more “Non-Employee Directors”, in accordance with Rule 16b-3. In addition, the Board or the Committee may delegate to a committee the authority to grant Awards to eligible persons who are either: (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award; (B) not persons with respect to whom the Company wishes to comply with Code Section 162(m); or (C) not then subject to Section 16 of the Exchange Act.

(c) Powers of the Plan Administrator. The Plan Administrator shall have the power, subject to, and within the limitations of, the express provisions of this Plan:

(i) To determine from time to time which of the persons eligible under this Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Award shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares or cash pursuant to an Award, and the number of Shares or amount of cash with respect to which an Award shall be granted to each such person;

(ii) To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration, and to correct any defect, omission or inconsistency in this Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;

(iii) To amend this Plan or an Award as provided in Section 10(e);

(iv) To terminate or suspend this Plan as provided in Section 10(e);

(v) To adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of this Plan;

(vi) To make all determinations required under this Plan or any Award Agreements thereunder, including, but not limited to, the determination if there has been a Change in Control, a Corporate Transaction, whether a termination of Continuous Service was for Cause or for Good Reason and whether a Participant was prevented from selling his or her Shares due to federal or state securities laws or by agreement; and

(vii) Generally, to exercise such powers and to perform such acts as the Plan Administrator deems necessary or appropriate to promote the best interests of the Company and that are not in conflict with the provisions of this Plan.

(d) Effect of Plan Administrator’s Decision. All determinations, interpretations and constructions made by the Plan Administrator in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Arbitration. Any dispute or claim concerning any Award granted (or not granted) pursuant to this Plan or any disputes or claims relating to or arising out of this Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in the nearest city in which JAMS conducts business to the city in which the Participant is employed by the Company. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting an Award, the Participant and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

(f) Limitation of Liability. The Plan Administrator, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of this Plan. Members of the Plan Administrator, and any officer or Employee acting at the direction or on behalf of the Plan Administrator, shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Issuable Under this Plan.

(a) Limitation on Overall Number of Shares Available for Issuance Under this Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares that may be issued in connection with Awards under this Plan shall not exceed in the aggregate 14,000,000 as of the date of the 2007 annual shareholders meeting. Any Shares delivered under this Plan may consist, in whole or in part, of authorized and unissued Shares or treasury shares.

(b) Availability of Shares Not Issued Pursuant to Awards.

(i) If any Shares subject to an Award or any Shares subject to an award granted under the 2002 Plan are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or any award granted under the 2002 Plan is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be available for Awards under this Plan, subject to Section 4(b)(iv) below.

(ii) If any Shares issued pursuant to an Award or any Shares subject to an award granted under the 2002 Plan are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then such forfeited or repurchased Shares shall revert to and become available for issuance under this Plan, subject to Section 4(b)(iv) below.

(iii) In the event that any Option or other Award is exercised by the withholding of Shares from the Award by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the withholding of Shares from the Award by the Company, then only the net number of Shares actually issued to the Participant, excluding the Shares withheld, shall be counted as issued for purposes of determining the maximum number of Shares available for grant under this Plan, subject to Section 4(b)(iv) below.

(iv) Notwithstanding anything in this Section 4(b) to the contrary and solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this Section 4(b) that, if taken into account, would cause this Plan to fail the requirement under Code Section 422 that this Plan designate a maximum aggregate number of shares that may be issued.

(c) Application of Limitations. The limitations contained in this Section 4 shall apply not only to Awards that are settled by the delivery of Shares but also to Awards relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights). The Plan Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and may make adjustments if the number of Shares actually delivered differs from the number of shares previously counted in connection with an Award.

(d) Section 260.140.45 Limitation. Notwithstanding the foregoing provisions of this Section 4, at any such time as the offer and sale of securities pursuant to the Plan is subject to compliance with Section 260.140.45, the total number of shares of Stock issuable under the Plan (together with securities of the Company issuable under any other stock option plan, stock plan, bonus plan or other similar arrangement or agreement of the Company) shall not exceed 30% (or such other higher percentage limitation as may be approved by the shareholders of the Company pursuant to Section 260.140.45) of the then outstanding securities of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under this Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c), for each fiscal year in which awards granted under this Plan are subject to the requirements of Code Section 162(m), an Eligible Person may not be granted: (a) Options or Stock Appreciation Rights with respect to more than the total number of Shares reserved under this Plan; or (b) Awards, other than Options or Stock Appreciation Rights, with respect to more than the total number of Shares reserved under this Plan. In addition, the maximum dollar value payable in any fiscal year to any one Participant with respect to Awards granted under this Plan is $5,000,000.

6. Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section. In addition, the Plan Administrator may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Plan Administrator shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The Plan Administrator shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under this Plan.

(b) Options. The Plan Administrator is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Stock Option Agreement. Each grant of an Option shall be evidenced by an Award Agreement. Such Award Agreement shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions that are not inconsistent with this Plan and that the Plan Administrator deems appropriate for inclusion in the Award Agreement. The provisions of the various Award Agreements entered into under this Plan need not be identical. Notwithstanding any other provision of this Plan, any Non-Qualified Stock Option shall be structured to comply with or be exempt from Code Section 409A, unless otherwise specifically determined by the Plan Administrator.

(ii) Number of Shares. Each Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10(c) hereof. The Award Agreement shall also specify whether the Stock Option is an Incentive Stock Option or a Non-Qualified Stock Option.

(iii) Exercise Price.

(A) In General. Each Award Agreement shall state the price at which Shares subject to the Option may be purchased (the “Exercise Price”), which shall be, with respect to Incentive Stock Options, not less than one hundred percent of the Fair Market Value of the Stock on the date of grant. In the case of Non-Qualified Stock Options, the Exercise Price shall be determined in the sole discretion of the Plan Administrator; provided, however, that if the Exercise Price is less than one hundred percent of the Fair Market Value of the Stock on the date of grant, the Non-Qualified Stock Option shall be structured to comply with or be exempt from Code Section 409A; provided further, however, that the Exercise Price may never be less than eighty-five percent of the Fair Market Value of the Stock on the date of grant.

(B) Ten Percent Shareholder. If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than ten percent of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary, any Incentive Stock Option granted to such Employee must have an exercise price per Share of at least one hundred ten percent of the Fair Market Value of a Share on the date of grant.

(iv) Time and Method of Exercise. The Plan Administrator shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including, in the discretion of the Plan Administrator, a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, Shares subject to the Option (a “net” exercise), other Awards or awards granted under other plans of the Company or a Related Entity, other property (including notes or other contractual obligations of Participants to make payment on a deferred basis) or any other form of consideration legally permissible, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(v) Termination of Service. Subject to earlier termination of the Option as otherwise provided in this Plan and unless otherwise specifically provided by the Plan Administrator with respect to an Option and set forth in the Award Agreement, an Option shall remain exercisable, to the extent vested, after a Participant’s termination of Continuous Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate and no longer be exercisable:

(A) Death or Disability. If the Participant’s Continuous Service terminates because of the death or Disability of the Participant, the Option, to the extent unexercised and vested and exercisable on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant (or the Participant’s legal representative or estate) at any time prior to the expiration of twelve months (or such other period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event only with respect to the vested portion of the Option and no later than the Option Expiration Date.

(B) Termination for Cause. Notwithstanding any other provision of this Plan to the contrary, if the Participant’s Continuous Service is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Continuous Service.

(C) Other Termination of Service. If the Participant’s Continuous Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised, vested and exercisable by the Participant on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant at any time prior to the expiration of thirty days (or such longer period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event only with respect to the vested portion of the Option and no later than the Option Expiration Date.

(D) Extension for Securities Law Violations. Notwithstanding the other provisions of this Section 6(b)(v) and contingent upon this provision not adversely affecting the exemption of the Option from the provisions of Code Section 409A, if the Participant’s Continuous Service terminates for any reason, except Cause, and the Participant is precluded by federal or state securities laws from selling the Shares, so that the Participant has less than a thirty-day period from the termination of Participant’s Continuous Service to the expiration date of the Option in which the Participant would be permitted by federal or state securities laws to sell the Shares, then the period for exercising the Option following the termination of Participant’s Continuous Service shall automatically be extended by an additional period of up to thirty days measured from the date the Participant is first free to sell Shares; provided, however, that in no event shall the Option be exercisable after the specified Option Expiration Date and the maximum date permitted for exemption of the Option under Code Section 409A. The determination of whether the Participant is precluded from selling the Shares subject to the Option by federal or state securities laws shall be made by the Plan Administrator and such determination shall be final, binding and conclusive.

(vi) Incentive Stock Options. The terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Code Section 422. If and to the extent required to comply with Code Section 422, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) The Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Code Section 424(d)) more than ten percent of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary and the Incentive Stock Option is granted to such Participant, the Incentive Stock Option shall not be exercisable (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) If the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under this Plan and all other option plans of the Company, its Parent or any Subsidiary are exercisable for the first time by a Participant during any calendar year in excess of $100,000, then such Participant’s Incentive Stock Option(s) or portions thereof that exceed such $100,000 limit shall be treated as Non-Qualified Stock Options (in the reverse order in which they were granted, so that the last Incentive Stock Option will be the first treated as a Non-Qualified Stock Option). This paragraph shall only apply to the extent such limitation is applicable under the Code at the time of the grant.

(vii) Vesting and Repurchase Requirements. The right to exercise any Option under this Plan must vest at the rate of at least twenty percent per year over five years from the date of grant of such Option. Any repurchase rights of the Company to repurchase Stock subject to an Option upon the termination of a Participant’s Continuous Service must be: (i) for a repurchase price of not less the lower of (A) than the Fair Market Value of such Shares on the date that the Participant’s Continuous Service terminated, or (B) the original purchase price paid by the Participant for such Shares; (ii) exercised within ninety days of the date that the Participant’s Continuous Service terminated; and (iii) must lapse at the rate of at least twenty percent of the Shares of Stock per year over five years from the date right to receive such Award was first granted to the Participant (without regard to the date an Option was exercised or became exercisable).

(c) Stock Appreciation Rights. The Plan Administrator is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Agreement. Each grant of a Stock Appreciation Right shall be evidenced by an Award Agreement. Such Award Agreement shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions that are not inconsistent with this Plan and that the Plan Administrator deems appropriate for inclusion in the Award Agreement. The provisions of the various Award Agreements entered into under this Plan need not be identical.

(ii) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share of Stock on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Plan Administrator.

(iii) Other Terms. The Plan Administrator shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the form of payment upon exercise of the Stock Appreciation Right (e.g., Shares, cash or other property), the method of exercise, the method of settlement, the form of consideration payable in settlement (e.g., cash, Shares or other property), the method by or the forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights may be either freestanding or in tandem with other Awards. Notwithstanding any other provision of this Plan, unless otherwise specifically determined by the Plan Administrator, each Stock Appreciation Right shall be structured to either comply with or be exempt from Code Section 409A and, if applicable, Section 260.140 of Title 10 of the California Code of Regulations.

(d) Restricted Stock. The Plan Administrator is authorized to grant Restricted Stock to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Administrator may impose, or as otherwise provided in this Plan. The terms of any Restricted Stock granted under this Plan shall be set forth in a written Award Agreement that shall contain provisions determined by the Plan Administrator and not inconsistent with this Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Administrator). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture. Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable restriction period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited to or reacquired by the Company; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock, as the Plan Administrator determines, in its discretion.

(iii) Certificates for Shares. Restricted Stock granted under this Plan may be evidenced in such manner as the Plan Administrator shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Plan Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, that the certificates be kept with an escrow agent and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Plan Administrator may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under this Plan. Unless otherwise determined by the Plan Administrator, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Stock Units. The Plan Administrator is authorized to grant Stock Units to Participants, which are rights to receive Shares, cash or other property, or a combination thereof at the end of a specified time period, subject to the following terms and conditions:

(i) Award and Restrictions. Satisfaction of an Award of Stock Units shall occur upon expiration of the time period specified for such Stock Units by the Plan Administrator (or, if permitted by the Plan Administrator, as elected by the Participant). In addition, Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Plan Administrator may impose, if any, which restrictions may lapse at the expiration of the time period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Plan Administrator may determine. The terms of an Award of Stock Units shall be set forth in a written Award Agreement that shall contain provisions determined by the Plan Administrator and not inconsistent with this Plan. Stock Units may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of Shares covered by the Stock Units, or a combination thereof, as determined by the Plan Administrator at the date of grant or thereafter. Prior to satisfaction of an Award of Stock Units, an Award of Stock Units carries no voting or dividend or other rights associated with share ownership. Notwithstanding any other provision of this Plan, unless specifically determined by the Plan Administrator, each Stock Unit shall be structured to either comply with or be exempt from Code Section 409A and, if applicable, Section 260.140 of Title 10 of the California Code of Regulations.

(ii) Forfeiture. Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable time period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Stock Units), the Participant’s Stock Units (other than those vested Stock Units subject to deferral at the election of the Participant) shall be forfeited; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Stock Units at its discretion.

(iii) Dividend Equivalents. Unless otherwise determined by the Plan Administrator at date of grant, any Dividend Equivalents that are granted with respect to any Award of Stock Units shall be either (A) paid with respect to such Stock Units at the dividend payment date in cash or in Shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Stock Units and the amount or value thereof automatically deemed reinvested in additional Stock Units, other Awards or other investment vehicles, as the Plan Administrator shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Plan Administrator is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Plan Administrator to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Plan Administrator.

(g) Dividend Equivalents. The Plan Administrator is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The terms of an Award of Dividend Equivalents shall be set forth in a written Award Agreement that shall contain provisions determined by the Plan Administrator and not inconsistent with this Plan. The Plan Administrator may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Plan Administrator may specify. Notwithstanding any other provision of this Plan, unless specifically determined by the Plan Administrator, each Dividend Equivalent shall be structured to either comply with or be exempt from Code Section 409A and, if applicable, Section 260.140 of Title 10 of the California Code of Regulations.

(h) Performance Awards. The Plan Administrator is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, other property, or other Awards, on terms and conditions established by the Plan Administrator, subject to the provisions of Section 7 if and to the extent that the Plan Administrator shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Plan Administrator upon the grant of each Performance Award. Except as provided in this Plan or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Plan Administrator and may be based upon the criteria set forth in Section 7(b), or in the case of an Award that the Plan Administrator determines shall not be subject to Section 7 hereof, any other criteria that the Plan Administrator, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Plan Administrator. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Plan Administrator, on a deferred basis.

(i) Other Stock-Based Awards. The Plan Administrator is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Plan Administrator to be consistent with the purposes of this Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Plan Administrator, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Related Entities or business units. These Awards may be granted alone or in connection with other awards (whether or not such other awards are granted under this Plan). The Plan Administrator shall determine the terms and conditions of such Awards. The terms of any Award pursuant to this Section shall be set forth in a written Award Agreement that shall contain provisions determined by the Plan Administrator and not inconsistent with this Plan. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Plan Administrator shall determine. Cash Awards, as an element of or supplement to any other Award under this Plan, may also be granted pursuant to this Section 6(i). Notwithstanding any other provision of this Plan, unless specifically determined by the Plan Administrator, each Award shall be structured to either be exempt or comply with Code Section 409A and, if applicable, Section 260.140 of Title 10 of the California Code of Regulations.

(j) Vesting and Repurchase Requirements. In the event that the Company has a right to repurchase Stock granted pursuant to an Award under this Plan upon the termination of a Participant’s Continuous Service, such repurchase rights must: (i) be for a repurchase price of not less the lower of (A) than the Fair Market Value of such Shares on the date that the Participant’s Continuous Service terminated, or (B) the original purchase price (if any) paid by the Participant for such Shares; (ii) be exercised within ninety days of the date that the Participant’s Continuous Service terminated; and (iii) lapse at the rate of at least twenty percent of the Shares of Stock per year over five years from the date right to receive such Award was first granted to the Participant (without regard to the date an Award was granted or otherwise became exercisable).

7. Tax Qualified Performance Awards.

(a) Covered Employees. A Committee, composed in compliance with the requirements of Code Section 162(m), in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 7 shall be applicable to such Award.

(b) Performance Criteria. If an Award is subject to this Section 7, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (i) earnings per share; (ii) revenues or margins; (iii) cash flow; (iv) operating margin; (v) return on net assets, investment, capital, or equity; (vi) economic value added; (vii) direct contribution; (viii) net income; (ix) pretax earnings; (x) earnings before interest and taxes; (xi) earnings before interest, taxes, depreciation and amortization; (xii) earnings after interest expense and before extraordinary or special items; (xiii) operating income; (xiv) income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses that might be paid under any ongoing bonus plans of the Company; (xv) working capital; (xvi) management of fixed costs or variable costs; (xvii) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (xviii) total stockholder return; and (xix) debt reduction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company.

The Committee shall exclude the impact of an event or occurrence that the Committee determines should appropriately be excluded, including without limitation: (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges; (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or (iii) a change in accounting standards required by generally accepted accounting principles.

(c) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period, as specified by the Committee. Performance goals shall be established not later than ninety days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 7, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 7. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification. No Participant shall receive any payment under this Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in this Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Code Section 162(m).

8. Certain Provisions Applicable to Awards or Sales.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under this Plan may, in the discretion of the Plan Administrator, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Plan Administrator shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity.

(b) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of this Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Plan Administrator shall determine, including, without limitation, cash, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Plan Administrator or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Plan Administrator (subject to Section 10(g) of this Plan) or permitted at the election of the Participant on terms and conditions established by the Plan Administrator. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Exemptions from Section 16(b) Liability. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b).

(d) Code Section 409A. If and to the extent that the Plan Administrator believes that any Awards may constitute a “nonqualified deferred compensation plan” under Code Section 409A, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Code Section 409A, unless otherwise agreed to in writing by the Participant and the Company.

(e) Financial Information. At least annually, copies of the Company’s balance sheet and income statement for the just completed fiscal year shall be made available to each Participant under this Plan. The Company shall not be required to provide such information to key employees whose duties in connection with the Company assure them access to equivalent information. Furthermore, the Company shall deliver to each Participant such disclosures as are required in accordance with Rule 701 under the Exchange Act.

9. Change in Control; Corporate Transaction.

(a) Change in Control. The Plan Administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any Award, including upon the occurrence of a Change in Control. In addition, the Plan Administrator may provide in an Award Agreement that the performance goals relating to any Award will be deemed to have been met upon the occurrence of any Change in Control. In addition to the terms of preceding sentences, the effect of a “change in control” may be provided (i) in an employment, compensation, or severance agreement, if any, between the Company or any Related Entity and the Participant, relating to the Participant’s employment, compensation, or severance with or from the Company or such Related Entity, or (ii) in the Award Agreement.

(b) Corporate Transactions. In the event of a Corporate Transaction, any surviving entity or acquiring entity or its parent (together, the “Surviving Entity”) may either: (i) assume any or all Awards outstanding under this Plan; (ii) continue any or all Awards outstanding under this Plan; or (iii) substitute similar stock awards for outstanding Awards (it being understood that similar awards include, but are not limited to, awards to acquire the same consideration paid to the shareholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event that any Surviving Entity does not assume or continue any or all such outstanding Awards or substitute similar stock awards for such outstanding Awards, then with respect to Awards that have been not assumed, continued or substituted, then such Awards shall terminate if not exercised (if applicable) at or prior to such effective time (contingent upon the effectiveness of the Corporate Transaction); provided that the Plan Administrator provides the Participants reasonable notice of the termination of their Awards and a period of at least three business days to exercise the Awards (to the extent the Awards are exercisable).

The Plan Administrator, in its discretion and without the consent of any Participant, may (but is not obligated to) either: (i) accelerate the vesting of any Awards (and, if applicable, the time at which such Awards may be exercised) in full or as to some percentage of the Award to a date prior to the effective time of such Corporate Transaction as the Plan Administrator shall determine (contingent upon the effectiveness of each Corporate Transaction); or (ii) provide for a cash payment in exchange for the termination of an Award or any portion thereof where such cash payment is equal to the Fair Market Value of the Shares that the Participant would receive if the Award were fully vested and exercised (if applicable) as of such date (less any applicable exercise price). In the event that the Plan Administrator accelerates the vesting of any Award, the Plan Administrator shall provide the Participant whose Award has been accelerated notice of the vesting acceleration and a period of fifteen days from the date of the notice in which to exercise the Award.

Notwithstanding the foregoing, with respect to Restricted Stock and any other Award granted under this Plan where the Company has any forfeiture, reacquisition or repurchase rights, the forfeiture, reacquisition or repurchase rights for such Awards may be assigned by the Company to the Successor Entity in connection with such Corporate Transaction. In the event any such rights are not continued or assigned to the Successor Entity, then such rights shall lapse and the Award shall be fully vested as of the effective time of the Corporate Transaction. In addition, the Plan Administrator, in its discretion, may (but is not obligated to) provide that any forfeiture, reacquisition or repurchase rights held by the Company with respect to any such Awards shall lapse in whole or in part (contingent upon the effectiveness of the Corporate Transaction).

(c) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and Shares subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock is still in Continuous Service.

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Plan Administrator, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Plan Administrator, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the ninetieth day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries. Except as determined by the Plan Administrator, a Participant may not assign, sell, transfer, or otherwise encumber or subject to any lien any Award or other right or interest granted under this Plan, in whole or in part, other than by will or by operation of the laws of descent and distribution, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Plan Administrator to be appropriate, then the Plan Administrator shall, in such manner as the Plan Administrator may deem equitable, substitute, exchange, or adjust any or all of (A) the number and kind of shares of stock that are reserved for issuance in connection with Awards granted thereafter, (B) the number and kind of shares of stock by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of shares of stock subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Plan Administrator determines to be appropriate.

(ii) Other Adjustments. The Plan Administrator (which shall be a Committee to the extent such authority is required to be exercised by a Committee to comply with Code Section 162(m)) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to performance goals) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Plan Administrator’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights or Performance Awards granted to Participants designated by the Plan Administrator as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under this Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Plan Administrator may deem advisable to enable the Company, any Related Entity and the Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Plan Administrator.

(e) Changes to this Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate this Plan, or any Committee’s authority to grant Awards under this Plan, without the consent of shareholders of the Company or Participants. Any amendment or alteration to this Plan shall be subject to the approval of the Company’s shareholders if such shareholder approval is deemed necessary and advisable by the Board. However, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuance or termination of this Plan may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Plan Administrator may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in this Plan; provided that, without the consent of an affected Participant, no such action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan. Neither this Plan nor any action taken hereunder shall be construed as: (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time; (iii) giving an Eligible Person or Participant any claim to be granted any Award under this Plan or to be treated uniformly with other Participants and Employees; or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligations to deliver Stock pursuant to an Award, nothing contained in this Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Plan Administrator may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under this Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of this Plan unless the Plan Administrator otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Plan Administrator may specify and in accordance with applicable law.

(h) Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards that do not qualify under Code Section 162(m).

(i) Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Plan Administrator shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction and effect of this Plan, any rules and regulations under this Plan, and any Award Agreement shall be determined in accordance with the laws of the State of California without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Plan Effective Date and Shareholder Approval; Termination of Plan. This Plan shall become effective on the Effective Date, subject to subsequent approval within twelve months of its adoption by the Board by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Applicable Laws. Awards may be granted prior and subject to shareholder approval, but may not be exercised or otherwise settled in the event shareholder approval is not obtained. This Plan shall terminate no later than ten years from the date of the later of (i) the Effective Date and (ii) the date an increase in the number of shares reserved for issuance under this Plan is approved by the Board (so long as such increase is also subsequently approved by the shareholders).